Exhibit 99.1
JAMES RIVER ANNOUNCES RETIREMENT OF PRESIDENT & COO

Pembroke, Bermuda, June 23, 2021---James River Group Holdings, Ltd. (“James River” or the “Company”) (NASDAQ: JRVR) today announced the retirement of Robert P. (Bob) Myron, President and Chief Operating Officer, after more than 11 years with the organization. Mr. Myron will retire effective July 31, 2021 for health reasons related to lingering effects of Lyme Disease. The Company and Mr. Myron expect to maintain a consulting relationship through December 31, 2021.
Frank D’Orazio, the Company’s Chief Executive Officer, commented, “I’d like to thank Bob for his numerous contributions to the Company. He has led operations at every level of the Company, including as CEO and as a member of the Board of Directors. Throughout his distinguished tenure at James River, Bob has demonstrated outstanding leadership and dedication to the organization, and the foundation he has laid will remain a key factor in our continued success. Bob has been a valuable partner and resource for me and I know I speak for the entire James River Group in wishing him the very best in his retirement.”
Mr. Myron commented, “I’d like to thank the Company and its Board of Directors for supporting me throughout my tenure at James River. The Company is in great hands under Frank’s strong leadership and the capabilities of the senior management team. Going forward, I have every confidence in James River’s ability to flourish in the markets it serves and continue to build long term value.”
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the intent, belief or current expectations of James River and its management team, and may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important information regarding such risks and uncertainties can be found in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed with the SEC on May 5, 2021. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company. Visit James River Group Holdings, Ltd. on the web at www.jrgh.net.
For more information contact:
Sarah C. Doran
Chief Financial Officer
919-900-1191
InvestorRelations@jrgh.net